Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Bruce Voss (bvoss@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS
Net income of $5.3 million or $0.09 per share; Total revenues of $39.5 million
Raises 2009 financial guidance; Expects net income of at least $10 million on total revenues of at least $150 million
Conference call to begin at 5:00 p.m. Eastern time today
SAN DIEGO (November 4, 2009) — Santarus, Inc. (NASDAQ: SNTS), a specialty biopharmaceutical company, today reported financial and operating results for the quarter ended September 30, 2009. Key financial results for the 2009 third quarter include:
•	Product-related revenue of $38.3 million increased approximately 30%, compared with $29.5 million in the prior year period.

•	Total revenues of $39.5 million, compared with 2008 third quarter total revenues of $32.2 million.

•	Net income of $5.3 million, or $0.09 per share, improved significantly from a net loss of $4.0 million, or $0.08 per share, in the prior year period.
“We are raising our 2009 financial guidance and now expect net income for the year of at least $10 million with total revenues reaching at least $150 million,” said Gerald T. Proehl, president and chief executive officer of Santarus. “Our decision to increase financial guidance was due to our strong third quarter financial performance, including ZEGERID® and GLUMETZA® revenue growth, our expectation for lower overall expenses, and the signing of our licensing agreement for Europe.”
Business Highlights
Key third quarter accomplishments and recent business highlights include the following:
•	Grew ZEGERID (omeprazole/sodium bicarbonate) brand total prescriptions to approximately 294,000 in the third quarter of 2009, an increase of 6.3% versus total prescriptions in the third quarter of 2008.

•	Grew GLUMETZA (metformin HCl extended release tablets) total prescriptions to approximately 74,000, up 9.2% sequentially compared with the second quarter of 2009.

•	Filed post-trial briefs in mid-August in the litigation versus Par Pharmaceutical following the bench trial that took place in the U.S. District Court for the District of Delaware in mid-July. During the trial, the Court issued a ruling of infringement by Par of the ZEGERID patents. The company is waiting for the Court’s final ruling on validity and enforceability of the patent claims.

•	Entered into a licensing agreement in October with Norgine B.V. granting exclusive rights to develop, manufacture and commercialize prescription immediate-release ZEGERID products in specified markets in Western, Central and Eastern Europe. Santarus received a $2.5 million upfront payment and may be entitled to receive up to an additional $10 million in milestone payments upon the achievement of certain regulatory events, subject to certain reductions. Norgine also will pay Santarus tiered royalties ranging from the mid- to high-teens on net sales of any products sold under the license agreement. Norgine is a leading European specialty pharmaceutical company with a focus on gastroenterology products and with commercial infrastructure in many European markets.

•	Ranked as the 23rd fasting growing technology firm in North America by Deloitte’s 2009 Technology Fast 500™ program, an annual ranking of the 500 fastest-growing technology, media, telecommunications, life sciences and clean technology companies in North America based on percentage revenue growth from 2004 to 2008.

•	Announced positive data in poster sessions at the American College of Gastroenterology 2009 Annual Scientific Meeting from two investigator-initiated studies with ZEGERID. These studies were supported by grants from Santarus.
•	Poster P424: Randomized Open-Label Trial to Assess the Impact of Dosage Timing of Omeprazole/Sodium Bicarbonate (ZEGERID 40 mg) on Healing of Severe Reflux Esophagitis: Preliminary Results (D Francis, MD, et al)

•	Poster P833: Retrospective Assessment of Immediate-Release Omeprazole/Sodium Bicarbonate in Improvement of GERD Symptoms in Patients Who Failed Delayed-Release Proton Pump Inhibitors (J Jolley, MD)
Third Quarter 2009 Financial Results
Total revenues for the third quarter of 2009 were $39.5 million, consisting of $38.3 million in product-related revenue and $1.2 million in license and royalty revenue. Total revenues for the third quarter of 2008 were $32.2 million, consisting of $29.5 million in product-related revenue and $2.7 million in license and royalty revenue.
Net product sales of ZEGERID were $31.5 million in the third quarter of 2009, reflecting a 12% increase over ZEGERID net product sales of $28.1 million in the third quarter of 2008. Promotion revenue in the third quarter of 2009 of $6.8 million increased significantly compared with promotion revenue of $1.4 million in the third quarter of 2008, due to revenue associated with the promotion of GLUMETZA.
Santarus reported net income of $5.3 million, or $0.09 per share, for the third quarter of 2009, compared with a net loss of $4.0 million, or $0.08 per share, for the third quarter of 2008.
The cost of product sales was $2.0 million in the third quarter of 2009, or approximately 6% of net product sales, compared with $1.9 million in the third quarter of 2008, which was approximately 7% of net product sales.

Santarus reported license fees and royalties of $2.0 million in the third quarter of 2009, which consisted of royalties payable to the University of Missouri based on net product sales and amortization of the $12 million upfront fee paid to Depomed, Inc. in July 2008. License fees and royalties were $3.6 million in the third quarter of 2008, which also included a $1.8 million accrual related to a one-time sales milestone payable to the University of Missouri.
Research and development expenses were $3.4 million in the third quarter of 2009, compared with $2.3 million in the third quarter of 2008. The increase was primarily attributable to the company’s 50% share of costs for the ongoing budesonide MMX® Phase III clinical trials, offset in part by a decrease in manufacturing development costs associated with a new ZEGERID tablet formulation.
Selling, general and administrative (SG&A) expenses were $26.3 million for the third quarter of 2009, and $28.5 million for the third quarter of 2008. The decrease in SG&A was primarily attributable to a decrease in costs associated with advertising and promotional activities related to ZEGERID, offset in part by an increase in legal fees.
Nine Months Ended September 30, 2009
For the nine months ended September 30, 2009, the company reported total revenues of $110.1 million, compared with total revenues of $92.7 million for the nine months ended September 30, 2008. The current period total revenues consisted of $103.9 million in product-related revenues, which increased 36% over the prior year period, and $6.2 million in license and royalty revenue.
Total revenues for the first nine months of 2008 consisted of $76.3 million in product-related revenues and $16.4 million in license and royalty revenue. License and royalty revenue for the nine months ended September 30, 2008 included a $2.5 million milestone and $5.7 million in amortization of deferred revenue representing the remaining balance of an upfront fee received from Otsuka America in 2004.
Santarus reported net income of $7.6 million, or $0.13 per share, for the first nine months of 2009, compared with a net loss of $8.4 million, or $0.16 per share, for the first nine months of 2008.
As of September 30, 2009, Santarus had cash, cash equivalents and short-term investments of $61.8 million, compared with $52.0 million as of December 31, 2008. The increase of $9.8 million resulted from the company’s net income for the nine months ended September 30, 2009, adjusted for non-cash charges and changes in operating assets and liabilities, and the reclassification of the aggregate fair value of auction rate securities and auction rate securities rights from long-term investments to short-term investments. As of September 30, 2009, the fair value of these investments was $4.0 million.
Financial Outlook for 2009
Santarus expects that the next few quarters may be challenging due to evolving dynamics in the proton pump inhibitor (PPI) market, including the anticipated introduction of generic Prevacid® prescription products and a Prevacid over-the-counter (OTC) product. The company expects to continue to grow annual revenues while carefully managing promotional expenses.
Santarus has revised its financial guidance for 2009 as follows:
•	Increased the estimate for product-related revenue (net product sales and promotion revenue) to at least $141 million from its prior estimate of $138 million.

•	Raised the estimate for total revenues to at least $150 million compared with its prior estimate of $145 million.

•	Reduced its estimate for 2009 research and development expenses to a range of approximately $16 million to $18 million, based on its expectation for lower clinical development costs. The company previously expected 2009 research and development expenses of $19 million to $20 million.

•	Significantly improved its estimate for net income to at least $10 million, compared with prior guidance of breakeven to $1 million.
In addition, if Merck (formerly Schering-Plough) receives U.S. Food and Drug Administration (FDA) approval of its New Drug Application (NDA) for OTC ZEGERID, Santarus will earn a $20 million regulatory milestone. Should this FDA approval occur in 2009, Santarus’ financial outlook will be positively impacted in the current year.
Conference Call
Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today, November 4, 2009. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 35226118. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s Web site at www.santarus.com and a recording of the call will be available on the company’s Web site for 14 days following the completion of the call.
About Santarus
Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists and other physicians. The company’s current commercial efforts are focused on ZEGERID® (omeprazole/sodium bicarbonate), which is indicated for the treatment of certain upper GI diseases and disorders, and on GLUMETZA® (metformin hydrochloride extended release tablets), which is indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes. Santarus is also developing two late-stage lower GI product candidates, budesonide MMX® and rifamycin SV MMX®, for the U.S. market. Budesonide MMX is being investigated in two multicenter Phase III clinical trials for the induction of remission of mild or moderate active ulcerative colitis. Rifamycin SV MMX has been investigated in a Phase II clinical program in travelers’ diarrhea. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding projected total and product-related revenues, research and development expenses, net income and other financial performance, the potential timing of the FDA’s response to Merck’s (formerly Schering-Plough) NDA for OTC ZEGERID, and the potential to receive a $20 million regulatory milestone under the OTC license agreement with Merck.
The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’

ability to increase market demand for, and sales of, the ZEGERID and GLUMETZA products; the scope and validity of patent protection for Santarus’ products, including the timing and outcome of its patent infringement lawsuit against Par Pharmaceutical, Inc., and Santarus’ ability to commercialize products without infringing the patent rights of others; Santarus’ ability to generate revenue under its strategic alliances, including the OTC license agreement with Merck, the license and distribution agreements with GlaxoSmithKline and the license agreement with Norgine; whether the FDA ultimately approves Merck’s NDA for its ZEGERID brand OTC product in a timely manner or at all; Santarus’ ability to successfully develop (including timely and successful completion of the ongoing and planned phase III clinical trials) and obtain regulatory approval for the budesonide MMX and rifamycin SV MMX product candidates in a timely manner or at all; whether the FDA completes its review and approves the NDA for the new ZEGERID tablet formulation in a timely manner or at all; adverse side effects or inadequate therapeutic efficacy of Santarus’ products or products Santarus promotes that could result in product recalls, market withdrawals or product liability claims; competition from other pharmaceutical or biotechnology companies and evolving market dynamics, including the impact of currently available generic prescription and OTC PPI products and the introduction of additional generic or branded PPI products; Santarus’ ability to further diversify its sources of revenue and product portfolio; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ and its strategic partners’ products; fluctuations in quarterly and annual results; Santarus’ ability to obtain additional financing as needed to support its operations or future product acquisitions; and other risks detailed in Santarus’ prior press releases, as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are registered trademarks of Santarus, Inc. GLUMETZA® is a registered trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. MMX® is a registered trademark of Cosmo Technologies Limited.
[Tables to follow]

Santarus, Inc.
Condensed Balance Sheets
(in thousands)

	September 30,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents and short-term investments	$61,847	$52,037
Accounts receivable, net	17,480	13,366
Inventories, net	5,100	5,230
Prepaid expenses and other current assets	5,188	3,826

Total current assets	89,615	74,459
Long-term restricted cash	1,400	1,400
Long-term investments	—	4,250
Property and equipment, net	893	988
Intangible assets, net	10,125	11,250
Other assets	7	137

Total assets	$102,040	$92,484

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$55,095	$53,109
Allowance for product returns	12,248	10,251
Current portion of deferred revenue	1,216	7,365

Total current liabilities	68,559	70,725
Deferred revenue, less current portion	2,604	2,436
Long-term debt	10,000	10,000
Total stockholders’ equity	20,877	9,323

Total liabilities and stockholders’ equity	$102,040	$92,484

Santarus, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
Product sales, net	$31,488	$28,106	$87,032	$71,475
Promotion revenue	6,749	1,377	16,929	4,758
License and royalty revenue	1,216	2,726	6,149	16,447

Total revenues	39,453	32,209	110,110	92,680
Costs and expenses:
Cost of product sales	2,009	1,924	5,993	5,320
License fees and royalties	2,017	3,619	5,695	9,717
Research and development	3,441	2,274	9,814	6,221
Selling, general and administrative	26,331	28,521	80,383	80,788

Total costs and expenses	33,798	36,338	101,885	102,046

Income (loss) from operations	5,655	(4,129)	8,225	(9,366)
Other income (expense):
Interest income	25	177	179	1,000
Interest expense	(117)	—	(345)	—

Total other income (expense)	(92)	177	(166)	1,000

Income (loss) before income taxes	5,563	(3,952)	8,059	(8,366)
Income tax expense	223	—	445	—

Net income (loss)	$5,340	$(3,952)	$7,614	$(8,366)

Net income (loss) per share:
Basic	$0.09	$(0.08)	$0.13	$(0.16)

Diluted	$0.09	$(0.08)	$0.13	$(0.16)

Weighted average shares outstanding used to calculate net income (loss) per share:
Basic	58,052,418	51,528,133	57,932,135	51,410,762
Diluted	60,109,860	51,528,133	59,018,999	51,410,762
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